===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         PEDIATRIC SERVICES OF AMERICA
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                 [LOGO OF PEDIATRIC SERVICES OF AMERICA, INC.]

                               January 20, 2000

Dear Stockholder:

   You are cordially invited to attend the 2000 Annual Meeting of Stockholders. It will be held in the Medlock Auditorium at the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia. It will begin at 9:00 a.m. on Wednesday, March 8, 2000.

   The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes the election of directors, the selection of auditors, and such other business as may be properly brought before the meeting.

   At the Annual Meeting, James M. McNeill and I will report on the current operations of the Company. Following our presentation, representatives of our independent auditors, Ernst & Young LLP, will be available to respond to questions from stockholders.

   Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. You are urged to complete, sign, date and return the enclosed proxy card even if you plan to attend the meeting. Return of the proxy card will not prevent you from voting in person at the meeting should you later decide to do so. For your convenience a postage paid envelope is enclosed.

   We hope you will plan to join us.

                                          /s/ Joseph D. Sansone
                                          ---------------------
                                          Joseph D. Sansone
                                          Chairman of the Board, Chief
                                          Executive Officer and President

Norcross, Georgia

                      PEDIATRIC SERVICES OF AMERICA, INC.
                            310 TECHNOLOGY PARKWAY
                         NORCROSS, GEORGIA 30092-2929

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 8, 2000

To the Stockholders of Pediatric Services of America, Inc.:

   The 2000 Annual Meeting of Stockholders of Pediatric Services of America, Inc. will be held in the Medlock Auditorium of the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, on the 8th day of March 2000, at 9:00 a.m., for the purpose of considering and voting upon:

1. A proposal to elect one Class III member of the Board of Directors for a three year term;

2. A proposal to approve and ratify the Board of Directors' selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending September 30, 2000; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

   Information relating to the above matters is set forth in the attached Proxy Statement. The Board of Directors has fixed January 10, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and, accordingly, only holders of record of Pediatric Services of America, Inc. Common Stock at the close of business on that date will be entitled to notice of and to vote at the meeting. A list of stockholders of the Company as of the close of business on January 10, 2000 will be available for inspection during normal business hours from February 23, 2000 through March 8, 2000 at the headquarters of the Company located at 310 Technology Parkway, Norcross, Georgia 30092-2929.

   Management would appreciate your signing and returning the accompanying proxy card promptly so that if you do not attend the meeting, your shares will be voted.

                                          By Order of the Board of Directors

                                          /s/ James M. McNeill
                                          --------------------
                                          James M. McNeill
                                          Secretary

Norcross, Georgia
January 20, 2000

                       PEDIATRIC SERVICES OF AMERICA, INC.

                              ------------------

                                PROXY STATEMENT

                              ------------------

                        ANNUAL MEETING OF STOCKHOLDERS

   This Proxy Statement, mailed on or about January 20, 2000, is furnished to the stockholders of Pediatric Services of America, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2000 Annual Meeting of Stockholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 9:00 a.m., local time, on Wednesday, March 8, 2000, in the Medlock Auditorium at the Northeast Atlanta Hilton Hotel located at 5993 Peachtree Industrial Boulevard, Norcross, Georgia.

                                    VOTING

General

   The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter properly submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is January 10, 2000. On the record date, 6,652,005 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

   The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "for" or "against", as well as abstentions (including instructions to withhold authority to vote) and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others), will be used.

   In voting for the proposal to elect one director (Proposal 1), stockholders may vote in favor of the nominee, or withhold their votes as to the nominee. In voting with regard to the proposal to ratify the selection of Ernst & Young LLP as independent auditors (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. Pursuant to the Bylaws of the Company, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve each of the two proposals. As a result, shares which are withheld or abstained from voting and any broker non-votes with regard to a proposal will have the same legal effect as a vote against the proposal.

   The Company believes that approximately 461,416 shares owned or controlled on the record date by directors and executive officers of the Company, constituting approximately 6.9% of the outstanding Common Stock, will be voted in favor of each of the proposals.

Proxies

   The accompanying form of proxy card is for use at the Annual Meeting if a stockholder is unable to attend in person or is able to attend but does not wish to vote in person. Stockholders should specify their choices with regard to each of the two proposals on the enclosed proxy card. All properly executed proxy cards delivered by stockholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted thereon. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted "FOR" the election of the director nominee named in Proposal 1 and "FOR" the selection of Ernst & Young LLP as independent auditors in Proposal 2. In all other matters that properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

   Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to James M. McNeill, Secretary of the Company, at 310 Technology Parkway, Norcross, Georgia 30092-2929, by executing and delivering to Mr. McNeill a proxy card bearing a later date, or by voting in person at the Annual Meeting.

   In addition to soliciting proxies through the mail, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. Their expenses and all other expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons.

                                STOCK OWNERSHIP

   The table below sets forth information regarding the beneficial ownership of the Company's Common Stock, as of the record date, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each of the Company's directors, (iii) each executive officer of the Company named in the Summary Compensation Table on page 8, and (iv) all directors and executive officers of the Company as a group, based on data furnished to the Company by the named persons.

                                                        AMOUNT AND
                                                        NATURE OF
                                                        BENEFICIAL  PERCENT OF
                   BENEFICIAL OWNER                    OWNERSHIP(1)  CLASS(1)
                   ----------------                    ------------ ----------

Wellington Management Company, LLP(2).................   437,000        6.6%
 Beneficial Owner
Joseph D. Sansone(3)..................................   280,837        4.1%
 Chairman of the Board of Directors, President
 and Chief Executive Officer
James M. McNeill(4)...................................     4,875          *
 Senior Vice President, Chief Financial Officer,
 Secretary and Treasurer
James R. Henderson(5).................................    65,606          *
 Divisional Vice President
Stephen M. Mengert(6).................................         0        --
 Former Senior Vice President, Chief Financial
 Officer, Secretary and Treasurer
Robert P. Pinkas(7)...................................   114,680        1.7%
 Director
Richard S. Smith(8)...................................    91,093        1.4%
 Director
Adam O. Holzhauer(9)..................................   155,000        2.3%
 Director
Michael J. Finn(10)...................................    31,300          *
 Director
All executive officers and directors as a group (8
 persons)(11).........................................   735,591       10.6%

--------
* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
 (1) Except as indicated in the footnotes set forth below, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The numbers of shares shown include shares that are not currently outstanding but which certain stockholders are entitled to acquire or will be entitled to acquire within 60 days from the record date upon the exercise of stock options. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the particular stockholder or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Wellington Management Company, LLP ("WMC") is not the owner of record of such shares and disclaims any pecuniary interest in such shares. The shares are owned by numerous investment advisory clients of WMC, none of which is known to have beneficial ownership of more than 5% of the class of securities of the Company. The address of WMC is 75 State Street, Boston, Massachusetts 02109.
 (3) Includes options to purchase 130,800 shares of Common Stock, 147,788 held directly and 2,249 held indirectly through Mr. Sansone's spouse.
 (4) Consists entirely of options to purchase shares of Common Stock.
 (5) Includes options to purchase 34,300 shares of Common Stock.
 (6) Mr. Mengert resigned from the Company on April 22, 1999. All options held by Mr. Mengert were not exercised and thus terminated as of May 22, 1999.
 (7) Consists of options to purchase 28,000 shares of Common Stock, 7,115 shares of Common Stock owned by Pinkas Family Partners, of which Mr. Pinkas is general partner, 69,565 of Common Stock owned by Brantley Venture Management, L.P. of which Pinkas Family Partners is the general partner, and 10,000 shares of Common Stock owned by Madaket Investments, LLC, of which Mr. Pinkas is the managing member.
 (8) Consists of options to purchase 28,000 shares of Common Stock, and 63,093 shares of Common Stock held by Smith Family Investment Partners, of which Mr. Smith is general partner, and he therefore may be deemed to beneficially own the shares held by Smith Family Investment Partners. Mr. Smith disclaims any beneficial ownership of the shares held by Smith Family Investment Partners.
 (9) Includes options to purchase 28,000 shares of Common Stock.
(10) Includes options to purchase 28,000 shares of Common Stock.
(11) Includes options to purchase 281,975 shares of Common Stock.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen members as fixed from time to time by vote of a majority of the entire Board of Directors. The Amended and Restated Certificate of Incorporation further provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The term of office of one of the classes of directors expires each year and a new class of directors is elected each year by the stockholders for a term of three years and until their successors are elected and qualified.

   Mr. Irving Shapiro, whose term expires at the Annual Meeting, retired from the Board effective December 1, 1999 and is not standing for reelection at the Annual Meeting. As a result, the Board reduced the number of directors from six to five and the members of Class III directors to serve until the 2003 Annual Meeting from two to one, effective December 1, 1999. The Board of Directors has nominated Joseph D. Sansone who is currently serving as a Class III director to serve as the Class III director of the Company for a three year term expiring at the 2003 Annual Meeting of Stockholders. If Mr. Sansone should become unavailable to serve for any reason (which is not anticipated), the Board of Directors, in its discretion, may designate a substitute nominee or allow the vacancy to remain open until the Board of Directors locates a suitable candidate.

   The following is certain information concerning the nominee for election as well as the directors whose terms of office will continue after the Annual Meeting.

Nominee for Re-election as Director at the 2000 Annual Meeting

     CLASS III--NOMINEE TO SERVE AS DIRECTOR UNTIL THE 2003 ANNUAL MEETING

   JOSEPH D. SANSONE (56) has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its formation in 1989. From September 1987 until the formation of the Company, Mr. Sansone was President of Ambulatory Services of America, Inc., a wholly owned subsidiary of Charter Medical Corporation ("Charter Medical"), the Company's former parent. Prior to joining Charter Medical, Mr. Sansone was employed by American Medical International, Inc. ("AMI"). From 1985 to 1987, he served as Vice President of AMI Home Health Equipment Centers, a division of AMI specializing in durable medical equipment sales and rentals.

                                  First became a director: 1989

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RE-ELECTION OF MR. SANSONE AS DIRECTOR OF THE COMPANY FOR A THREE YEAR TERM, TO HOLD OFFICE UNTIL THE 2003 ANNUAL MEETING OR UNTIL HIS SUCCESSOR IS ELECTED AND QUALIFIED.

Continuing Directors of the Company

               CLASS I--TERM EXPIRING AT THE 2001 ANNUAL MEETING

   ROBERT P. PINKAS (46) is a General Partner of Brantley Partners, a private equity organization based in Cleveland, Ohio, of which he was the founding partner in 1987. Mr. Pinkas has been a director, officer and investor in a variety of businesses since 1981, including Quad Systems Corporation, Brantley Capital Corporation, Caredata.com and Gliatech, Inc. He currently serves as Chairman of the Board of Waterlink, Inc.

Member: Compensation Committee    First became a director: 1989

   RICHARD S. SMITH (65) has been President of Ventex Management, Inc. or its predecessors since 1987. Ventex Management, Inc. is the general partner of Ventex Partners, Ltd., an investment partnership located in Houston, Texas. Mr. Smith currently serves as a director of several private corporations.

Member: Compensation Committee       First became a director: 1993
        Audit Committee

              CLASS II--TERM EXPIRING AT THE 2002 ANNUAL MEETING

   ADAM O. HOLZHAUER (53) is Chief Operating Officer of HealthPlus Corporation, a hospital management company founded in 1997 and headquartered in Houston, Texas. Mr. Holzhauer was Chairman of the Board and Chief Executive Officer of Royale Healthcare, Inc. from 1988 to 1999. Mr. Holzhauer is also President of Adam Holzhauer, Inc., a private investment company. From 1985 until 1994, Mr. Holzhauer served as President of Master Ventures, Inc., a division of Master Collectors, which provides accounts receivable management and collection services for health care providers, government agencies, major retailers, banks and national credit card companies.

Member: Audit Committee (Chairman)     First became a director: 1989

   MICHAEL J. FINN (50) has been a General Partner of Brantley Venture Partners, L.P., a venture capital firm based in Cleveland, Ohio, since May 1995. Mr. Finn served from 1987 until May 1995 as Vice President, Venture Capital and Emerging Growth for Sears Investment Management Co. and during his tenure headed the Venture Capital Group for the firm. Previously, Mr. Finn was Deputy Director of the Bureau of Investments, Michigan Department of Treasury. In this capacity, Mr. Finn headed the Venture Capital Group. Mr. Finn is also a director of MediRisk, Inc., Silvon Software and The Rhomas Group.

Member: Audit Committee          First became a director: 1989

COMMITTEES OF THE BOARD

   The Company's Board of Directors has two committees: a Compensation Committee and an Audit Committee.

   The Compensation Committee formulates executive compensation policy, reviews and approves compensation plans relating to officers and administers the Company's stock option plans. Mr. Irving Shapiro retired from the Board and as Chairman of the Compensation Committee on December 1, 1999. As a result, Mr. Michael J. Finn was elected to fill the vacancy on the Committee, for the remainder of his term and any additional terms, or until his successor is elected and qualified. In addition, the Board elected Mr. Robert P. Pinkas, a member of the Committee, as Chairman of the Committee to serve as such for the remainder of his current term, and any additional terms, or until his successor is elected and qualified. The current members of the Compensation Committee are Robert P. Pinkas (Chairman), Richard S. Smith and Michael J. Finn. The Compensation Committee held three meetings during fiscal 1999.

   The Audit Committee makes recommendations concerning the selection of independent auditors of the Company and their duties and fees; reviews their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and non-audit fees. During fiscal 1999, the Audit Committee adopted a policy to establish a fully independent Audit Committee of the Company which the Board believes to be consistent with sound business practices and in the best interests of the Company. With this corporate governance objective in mind, Mr. Joseph D. Sansone, President and Chief Executive Officer of the Company resigned from the Audit Committee, and the Board reduced the number of members of the Audit Committee to three independent directors. The current members of the Audit Committee are Adam O. Holzhauer (Chairman), Michael J. Finn and Richard S. Smith. The Audit Committee held three meetings during fiscal 1999.

   The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by stockholders if submitted to the Board of Directors in accordance with the procedures specified in the Company's Bylaws. See "Stockholders' Proposals for 2001 Annual Meeting" below.

Directors' Compensation and Attendance

   Under the Directors' Stock Option Plan, as amended (the "Directors' Stock Option Plan"), directors of the Company who are not officers or employees of the Company each receive, in lieu of cash fees, annual grants of options to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant and which expire ten years after issuance. The Compensation Committee has the authority and sole discretion to make grants of options under the Plan in addition to the annual grants described above. The options vest on the first anniversary of their issuance, provided that the grantee is then a director of the Company. A total of 300,000 shares of Common Stock have been reserved for issuance pursuant to options granted and to be granted under the Directors' Stock Option Plan. In fiscal 1999, a total of 40,000 options were granted to directors under the Directors' Stock Option Plan. Directors who are not salaried employees of the Company receive no additional compensation for their services as directors.

   During fiscal 1999, the Board of Directors held ten meetings and the Committees of the Board held six meetings. Each director, with the exception of Irving S. Shapiro, attended in excess of 75% of the total number of meetings of the Board and each Committee on which he served in fiscal 1999.

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   This report discusses the Compensation Committee's objectives and policies regarding executive compensation. The report specifically reviews the bases for the compensation for the Company's President and Chief Executive Officer for fiscal 1999 and its policy generally with respect to the compensation of all executive officers for fiscal 1999.

Chief Executive Officer Compensation

   For fiscal 1999, the base salary for Mr. Sansone was set at $275,000 pursuant to an employment agreement between the Company and Mr. Sansone, which agreement expired at fiscal year end. The Company has entered into an employment agreement with Mr. Sansone effective October 1, 1999. See "Employment Agreements" below. The Compensation Committee determines any annual salary increase, incentive bonus and stock option grants based on the performance of the Company measured against an annual plan submitted and approved by the full Board and the Committee's subjective evaluation of Mr. Sansone's performance as it relates to the performance of the Company. The Compensation Committee believes that this relationship between performance and pay is appropriate and serves the stockholders' interests. The Compensation Committee then submits Mr. Sansone's compensation package to the Board of Directors for ratification. Members of the Compensation Committee have extensive experience in serving on compensation committees at other companies, which provides the Company with knowledge of comparable compensation policies.

   The Compensation Committee awarded an incentive bonus to Mr. Sansone for fiscal 1999, and voted not to increase Mr. Sansone's salary for fiscal 2000. See "Summary Compensation Table" below.

Compensation Policy for Executive Officers

   The Company's executive officers receive base salaries that are considered on the low end of an average base salary for executive officers in comparable positions at other growth companies in the health care industry. This reflects the Compensation Committee's desire to place more emphasis on the non-cash incentive portion of the compensation package. Because the Company is a growth company, the Compensation Committee seeks to use non-cash compensation such as the grant of stock options as a long-term performance incentive for the executive officers. Stock options enable the Company's executive officers to benefit from their efforts to improve the Company's financial results, consistent with the interests of all stockholders, because improved financial results are likely to be reflected in the Company's stock price and would thereby increase stockholder value. It is the Compensation Committee's belief that the granting of stock options will encourage performance by the Company's executive officers that contributes to the long-term growth of the Company.

   For fiscal 1999, the compensation of the Company's executive officers other than the Chief Executive Officer was recommended by the Chief Executive Officer to the Compensation Committee, subject to ratification by the Board of Directors. Recommendations for annual increases in salary and incentive bonuses are generally based on the Chief Executive Officer's review and evaluation of each executive officer's performance as it relates to the goals of the Company. Measures of performance include divisional results for which each executive officer is responsible, Company-wide results, and individual goals and objectives set by the Chief Executive Officer and the individual executive officer prior to the beginning of the fiscal year. The Compensation Committee reviews the Chief Executive Officer's recommendations, makes any changes it feels necessary, approves the compensation packages and presents them to the Board for ratification.

Omnibus Budget Reconciliation Act of 1993 Implications for Executive
Compensation

   It is the responsibility of the Compensation Committee to address the issues raised by changes in the tax laws which made certain non-performance based compensation to executives of public companies in excess of $1,000,000 non-deductible beginning in 1994. In this regard, the Committee must determine whether any actions with respect to this limit should be taken by the Company. Based on the Company's current level of compensation it is not necessary to consider this issue at this time. The Company intends to take the necessary steps to ensure its executive officers' compensation policies comply with the cap at the appropriate time.

Compensation Committee: Robert P. Pinkas (Chairman), Richard S. Smith and Michael J. Finn.

Compensation Committee Interlocks and Insider Participation

   During fiscal 1999, the members of the Compensation Committee of the Company consisted of Messrs. Pinkas, Shapiro and Smith. Messrs. Pinkas, Shapiro and Smith have never been employees of the Company, and there were no reportable business relationships between the Company and such individuals. Mr. Irving S. Shapiro resigned from the Compensation Committee effective December 1, 1999. As a result, Mr. Michael J. Finn was elected to fill the vacancy and Mr. Pinkas was appointed Chairman of the Committee. Mr. Finn has never been an employee of the Company and there are no reportable business relationships between the Company and Mr. Finn.

Summary Compensation

   The following table summarizes the total compensation paid or accrued by the Company for each person who served as an executive officer during the fiscal year ended September 30, 1999:

                          Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                                   ------------
                                      Annual
                                 Compensation(1)      Shares
        Name and         Fiscal ------------------  Underlying     All Other
   Principal Position     Year  Salary(2) Bonus(3)   Options    Compensation(4)
   ------------------    ------ --------- -------- ------------ ---------------
Joseph D. Sansone.......  1999  $275,000  $100,000    35,000        $17,133
 Chairman of the Board,
 President and            1998  $275,000  $    --     35,000        $12,968
 Chief Executive Officer  1997  $230,500  $100,000    15,000        $ 6,531

James M. McNeill(5).....  1999  $122,962  $ 50,000    16,500        $ 1,083
 Senior Vice President,
 Chief Financial
 Officer, Secretary and
 Treasurer

James R. Henderson......  1999  $103,500  $    --      1,000        $ 1,576
 Divisional Vice
 President                1998  $103,500  $    --     15,000        $ 3,284
                          1997  $ 96,000  $ 22,000     7,500        $ 2,084

Stephen M. Mengert(6)...  1999  $164,300  $    --        --         $   --
 Former Senior Vice
 President, Chief         1998  $164,300  $    --     20,000        $ 9,792
 Financial Officer,
 Secretary and Treasurer  1997  $160,000  $ 40,000    10,000        $ 4,800

--------
(1) Messrs. Sansone, McNeill and Henderson did not receive any perquisites, other personal benefits, securities or property in the indicated fiscal years in excess of 10% of their annual salary.
(2) Includes amounts deferred at the election of the executive officers pursuant to the Company's Non-Qualified Deferred Compensation Plan. See "Non-Qualified Deferred Compensation Plan" below.
(3) The compensation of the above-listed individuals, including bonuses, is determined by the Compensation Committee of the Board of Directors. See "Incentive Bonus Policy" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation".
(4) Reflects for fiscal 1999 (a) premiums of $5,300 paid by the Company for a term life insurance policy on the life of Mr. Sansone, the proceeds of which are payable to a beneficiary designated by Mr. Sansone, (b) amounts contributed by the Company on behalf of Messrs. Sansone and Henderson of $7,935 and $1,576 respectively, pursuant to the Company's Non-Qualified Deferred Compensation Plan and (c) amounts reimbursed by the Company to Messrs. Sansone and McNeill of $3,900 and $1,083 respectively, pursuant to the Company's car allowance program.
(5) Mr. McNeill has been Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since April 1999, when he replaced Stephen M. Mengert, who resigned from the Company effective April 22, 1999.
(6) Mr. Mengert resigned from the Company effective April 22, 1999.

Incentive Bonus Policy

   The Company has established an incentive bonus policy (the "Incentive Bonus Policy") that provides for cash bonuses to certain employees of the Company, including all executive officers. Payment of any bonus under the Incentive Bonus Policy is at the discretion of the Compensation Committee, subject to ratification by the Board of Directors, but is based generally on factors such as increases in overall corporate profitability, divisional profitability and achieving goals as outlined in the Company's annual financial and operational plan. The Board of Directors may amend, suspend or discontinue the Incentive Bonus Policy at any time. Cash bonuses aggregating $150,000 were paid to executive officers under the Incentive Bonus Policy for fiscal 1999. Cash bonuses paid under the Incentive Bonus Policy to the above individuals for fiscal 1999 are included in the "bonus" amounts reported for them in the Summary Compensation Table.

Stock Options

   The Company has adopted, and its stockholders have approved, the Pediatric Services of America, Inc. Amended and Restated Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan is designed to provide a means by which selected key persons may be given an opportunity to purchase stock of the Company, to help secure and retain the services of key persons, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Company has reserved 1,750,000 shares of Common Stock for issuance pursuant to the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) nonqualified stock options ("Nonqualified Stock Options"). Incentive Stock Options may be granted only to employees (including officers) of the Company or its affiliates. Nonqualified Stock Options may be granted only to key employees, directors or consultants or advisors of the Company or its affiliates. A director is not eligible to participate in the Stock Option Plan unless such director has expressly been declared eligible to participate in the Stock Option Plan by the Board of Directors or the Compensation Committee. The Board of Directors has the authority to amend the Stock Option Plan, subject to stockholder approval for certain material amendments, and may suspend or terminate the Stock Option Plan at any time.

   The following table sets forth information regarding the number, terms and potential realizable value of stock options granted to Messrs. Sansone, McNeill, Henderson, and Mengert during fiscal 1999:

                      Options Granted in Last Fiscal Year

                                                                     Potential Realizable
                                                                     Value at Assumed
                         Number of   % of Total                      Annual Rates of Stock
                         Securities   Options    Exercise            Price Appreciation
                         Underlying  Granted to   Price              for Option Term(2)
                          Options   Employees in   Per    Expiration ----------------------
   Name                  Granted(1) Fiscal Year  Share(1)    Date        5%        10%
   ----                  ---------- ------------ -------- ---------- ---------- -----------
Joseph D. Sansone.......   35,000      10.22%     $1.63   07/28/2009 $   35,878 $   90,923

James M. McNeill........    1,500       0.44%     $4.44   11/23/2008 $    4,188 $   10,614
                           15,000       4.38%     $1.63   07/28/2009 $   15,376 $   38,967

James R. Henderson......    1,000       0.29%     $1.63   07/28/2009 $    1,025 $    2,598

Stephen M. Mengert(3)...      --         --         --          --          --         --

--------
(1) All options were granted at an exercise price equal to the fair market value of the underlying shares as of the date of the grant and become exercisable in one-fourth increments on each anniversary of the grant date.

(2) Such value is based on the exercise price at the time of grant.

(3) Mr. Mengert resigned from the Company effective April 22, 1999.

   The following table sets forth certain information with respect to exercises of stock options during fiscal 1999 by each of the named executives and the fiscal year-end value of unexercised stock options held by them:

                                     Aggregated Option Exercises in Last Fiscal Year
                                            and Fiscal Year-End Option Values
                         ------------------------------------------------------------------------
                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                  Options at Fiscal      in-the-money Options at
                           Shares                     Year-End               Fiscal Year-End
                         Acquired on  Value   ------------------------- -------------------------
  Name                    Exercise   Realized Exercisable/Unexercisable Exercisable/Unexercisable
  ----                   ----------- -------- ------------------------- -------------------------
Joseph D. Sansone.......      --        --         122,050/63,750                 $0/$0
James M. McNeill........      --        --           3,250/19,250                 $0/$0
James R. Henderson......      --        --          30,550/11,750                 $0/$0
Stephen M. Mengert(1)...      --        --               --                        --

--------
(1) Mr. Mengert resigned from the Company effective April 22, 1999. All options held by Mr. Mengert were not exercised and thus terminated as of May 22, 1999.

401(k) Savings Plan

   The Company maintains the Pediatric Services of America, Inc. 401(k) Savings Plan (the "401(k) Plan"), which became effective January 1, 1992. The 401(k) Plan covers all employees of the Company (except, among others, highly compensated employees as defined in the 401(k) Plan, certain employees designated as part-time employees and employees deemed to be leased employees within the meaning of certain provisions of the Code) who have completed at least 1,000 hours and one year of service with the Company. Under the 401(k) Plan, each eligible employee may elect to contribute a portion of his compensation up to a maximum of 20% of pre-tax compensation, not exceeding $10,000 for the 1999 calendar year, and 5% of after-tax compensation (or the maximum amount then permitted by the Code). The Company may, in its discretion, make contributions on behalf of eligible employees in an amount up to the employee's contributions. All employees' contributions to the 401(k) Plan are 100% vested. Company contributions vest 100% over a period of five years of service with the Company. Distribution of accrued benefits normally will commence upon the participants reaching age 65 (or if earlier, upon the participant's death or disability).

Non-Qualified Deferred Compensation Plan

   In October 1997, the Company amended the 401(k) Plan to remove certain selected management or highly compensated employees earning more than $80,000 annually from being eligible to participate in the 401(k) Plan. The Company adopted the Pediatric Services of America, Inc. Non-Qualified Deferred Compensation Plan (the "Non-Qualified Plan") for those employees of the Company. On March 22, 1999, the Company terminated the Non-Qualified Plan and distributed Non-Qualified Plan contributions to those employees who participated in the Non-Qualified Plan. There were no tax consequences attributable to the Company, but distributions to employees who participated in the Non-Qualified Plan were taxed as supplemental wages. As of January 1, 2000, a new Non-Qualified Deferred Compensation Plan was adopted with the same benefits as the prior Plan.

   The Compensation Committee administers the Non-Qualified Plan, and the Board of Directors annually selects the employees who are eligible to participate in the Non-Qualified Plan and the tier in which the employee will be a member. The purposes of this Plan are to provide the selected management or highly compensated personnel of the Company with the opportunity to defer amounts of their compensation which might not otherwise be deferrable under other Company plans, including the 401(k) Plan, and to receive the benefit of additions to their deferral, in the absence of certain restrictions and limitations in the Code. Participants elect the amount of pay they wish to defer up to the maximum percentage of compensation for the tier in which the employee is a member. Maximum deferrals range from 10% to 100% of compensation. The Company may contribute to the Plan an amount equal to a percentage of the amount each Participant contributes to the Plan. The Non-Qualified Plan is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Company contributions and voluntary compensation deferrals are held in a "Rabbi Trust" as that term is defined in Revenue Procedure 92-64, 1992-2 C.B. 422. Distributions of Plan contributions and earnings will be made upon termination of employment, disability, retirement or the financial hardship of the participant. In-service benefits are also available to participants.

Employment Agreements

   The Company has entered into an employment agreement with Joseph D. Sansone, effective October 1, 1999, pursuant to which Mr. Sansone serves as Chief Executive Officer and President of the Company. Under the terms of the agreement, Mr. Sansone's annual base salary for fiscal 2000 is $275,000. The agreement also provides that Mr. Sansone is entitled to participate in a bonus plan, the terms of which are determined and approved by the Board of Directors, and in all of the Company's employee benefit plans and programs for which he is eligible under the terms of such plans or programs. In addition, the agreement provides that Mr. Sansone is entitled to life insurance coverage in the amount of $500,000, payable to the beneficiary of his choice, and certain long-term disability insurance coverage. Mr. Sansone is entitled to receive an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of two years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. Mr. Sansone's salary for each additional term will be equal to the salary paid to him on the last day of the three-year initial term or the most recent additional term, unless otherwise agreed by the Company and Mr. Sansone. The agreement is terminated upon the death or disability of Mr. Sansone, and the Board of Directors may terminate Mr. Sansone's employment with or without cause (as defined in the agreement). In the event Mr. Sansone's employment is terminated without cause or terminated by Mr. Sansone for "good reason," the Company is obligated to pay Mr. Sansone his full salary and provide full benefits for the remainder of the contract term and for a period of 18 months thereafter. "Good reason" is defined as certain events resulting from a change in control of the Company or a failure by the Company to comply with any material term of the agreement which has not been cured within 10 days after notice. Under the terms of the agreement, Mr. Sansone is not entitled to any severance benefits in the event his employment is terminated for cause or in the event he voluntarily terminates his employment with the Company.

   The Company has entered into an employment agreement with James M. McNeill, dated May 1, 1999, pursuant to which he serves as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Under the terms of the agreement, Mr. McNeill receives an annual base salary of $155,000 for the initial two-year term, subject to increase at the end of the first year as determined by the Board of Directors. Mr. McNeill is also entitled to participate in a bonus plan, the terms of which are determined and approved by the Board of Directors, and all employee benefit plans and programs for which he is eligible under the terms of such plans or programs. Pursuant to the agreement, Mr. McNeill receives an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of two years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. Mr. McNeill's salary for each additional term will be equal to the salary paid to him on the last day of the initial term or the most recent additional term, unless otherwise agreed by the Company and Mr. McNeill. The agreement is terminated upon the death or disability of Mr. McNeill, and the Board of Directors also may terminate Mr. McNeill's employment under the agreement with or without cause (as defined in the agreement). In the event Mr. McNeill's employment is terminated by the Company without cause, or terminated by Mr. McNeill for "good reason," the Company is obligated to pay Mr. McNeill his full salary and benefits for a period of 12 months. "Good reason" is defined as certain events resulting from a change in control of the Company or a failure by the Company to comply with any material term of the agreement which has not been cured within 10 days after notice. Under the terms of the agreement, Mr. McNeill is not entitled to any severance benefits in the event his employment with the Company is terminated with cause or in the event he voluntarily terminates his employment with the Company.

   The Company had a five-year consulting agreement with Charles P. Gaetano dated March 31, 1995 pursuant to the acquisition of Pediatric Partners, Inc. Mr. Gaetano resigned from the Company as of October 21, 1998. Under the terms of the agreement, Mr. Gaetano is engaged as a consultant to the Company at an annual consulting fee of $25,000 until March 31, 2000. Mr. Gaetano was not entitled to any severance benefits.

   The Company had an employment agreement with Mr. Stephen M. Mengert who served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company until his resignation on April 22, 1999. Pursuant to the terms of the agreement, the Company pays and will continue to pay Mr. Mengert his salary of $164,300 until April 22, 2000. Mr. Mengert was not entitled to any severance benefits.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   There were no transactions or relationships requiring disclosure under Item 404 of Regulation S-K for the 1999 Fiscal Year.

                             STOCK PERFORMANCE GRAPH

   The Company completed an initial public offering of its Common Stock and the Common Stock began trading on the Nasdaq National Market on June 10, 1994. The price information reflected for the Company's Common Stock in the following performance graph represents the closing sales prices of the Common Stock for the period from June 10, 1994 through September 30, 1999 (the end of fiscal 1999). The graph and the accompanying table compare the cumulative total stockholders' return on the Company's Common Stock with the Standard & Poor's ("S&P") 500 Index and the S&P Health Care Composite Index. The S&P Health Care Composite Index is composed of companies within the following industries: diversified health care, pharmaceuticals, miscellaneous health care, hospital management, and medical products and supplies. The calculation in the following graph and table assume that $100 was invested on June 10, 1994 in each of the Company's Common Stock, the S&P 500 Index and the S&P 500 Health Care Composite Index and also assumes dividend reinvestment.

                    Comparison of Cumulative Total Return *
                  Among Pediatric Services of America, Inc.,
        the S&P 500 Health Care Composite Index and the S&P 500 Index**




                    [STOCK PERFORMANCE GRAPH APPEARS HERE]

                                                S&P
Measurement Period           PEDIATRIC      HEALTH CARE
(Fiscal Year Covered)        SERVICES       COMPOSITE(1)   S&P 500
---------------------       ----------      ------------   -------
    6/10/94                    $100             $100         $100
    9/30/94                    $161             $104         $102
    9/30/95                    $241             $120         $132
    9/30/96                    $231             $138         $159
    9/30/97                    $292             $147         $223
    9/30/98                    $ 43             $127         $243
    9/30/99                    $ 15             $116         $311

  Source: Research Data Group, Inc.

  (1) Based on a composite of prices weighted by market capitalization of:
         Amedisys, American Home Patient, Apria Healthcare, Interim Services, Lincare, National Home Health Care, Option Care,
         Transworld Home Healthcare, and Home Health Corporation of America.
  * Total Return assumes $100 invested on 6/10/94 in stock or index, including reinvestment of dividends.
  ** Fiscal Year ending September 30.

                                  PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for fiscal 2000 and has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP has served as independent auditors of the Company since 1989 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

   Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire. They also will be available to respond to appropriate questions from stockholders.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                 SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder require the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, executive officers and persons owning more than 10% of the Company's Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations from the reporting persons that no other reports were required of those persons, to the Company's knowledge during and with respect to fiscal 1999, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of its Common Stock were complied with in a timely manner.

                STOCKHOLDERS' PROPOSALS FOR 2001 ANNUAL MEETING

   Proposals of stockholders, including nominations for the Board of Directors, intended to be presented at the 2001 Annual Meeting of Stockholders must be submitted to the Company in accordance with the procedures set forth in Article II, Sections 5 and 6, respectively, of the Bylaws of the Company. Accordingly, stockholders must submit such proposals and nominations in writing to the Company no earlier than July 24, 2000 and no later than September 22, 2000 in order for such matters to be included in the Company's proxy materials for, and voted upon at, the 2001 Annual Meeting. All such proposals and nominations should be submitted on or before such date by certified mail, return receipt requested, and must be received by the Secretary at the Company's corporate offices at 310 Technology Parkway, Norcross, Georgia 30092-2929.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

   The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the accompanying form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

                                          By Order of the Board of Directors.

                                          /s/ Joseph D. Sansone
                                          ---------------------
                                          Joseph D. Sansone
                                          Chairman of the Board,
                                          Chief Executive Officer
                                          and President

Norcross, Georgia
January 20, 2000

                               ----------------

   The Company's 1999 Annual Report on Form 10-K, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials. Portions of this Proxy Statement for the Annual Meeting of Stockholders to be held on March 8, 2000 are incorporated by reference in
Part III of the Annual Report on Form 10-K.

                      PEDIATRIC SERVICES OF AMERICA, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby acknowledges receipt of the Notice of the 2000 Annual Meeting of Stockholders and Proxy Statement and does hereby appoint
Adam O. Holzhauer and Michael J. Finn, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Pediatric Services of America, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of Stockholders of Pediatric Services of America, Inc., to be held in the Medlock Auditorium at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, at 9:00 a.m. on March 8, 2000, and at any adjournment(s) thereof, as indicated on the reverse hereof:


     1.           The election of one Class III Director    FOR the nominee                 WITHHOLD AUTHORITY to
                  to serve until the 2003 Annual                                            vote for the nominee
                  Meeting of Stockholders:                 [_]                               [_]


                                                         JOSEPH D. SANSONE

     2.           The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal year 2000:

                                    For   [_]                Against    [_]                Abstain   [_]

In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The Board of Directors knows of no other business to be presented at the Annual Meeting.

                                      TO BE SIGNED ON OTHER SIDE

                        PLEASE COMPLETE, DATE, SIGN AND
                           RETURN THIS PROXY PROMPTLY

     This Proxy, when properly executed, duly returned and not revoked, will be voted in accordance with the directions given by the undersigned stockholder. If no direction is given, it will be voted "For" the nominee listed in Proposal 1 and "For" Proposal 2.

                                          Signature(s)

                                          --------------------------------

                                          --------------------------------

                                          Date ___________________________


     Please sign exactly as your name(s) appears hereon. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer.